Exhibit 21.1

Subsidiaries of the Registrant

Active subsidiaries of The Corporate Executive Board Company as of December 31, 2011:

Company Name	Jurisdiction of Organization
The Corporate Executive Board Company (UK) Ltd.	United Kingdom
Corporate Executive Board India Private Ltd.	India
CEB International Holdings, Inc.	United States
CEB Canada Inc.	Canada
Genesee Survey Services, Inc.	United States
CEB Israel, Ltd.	Israel
CEB Tower, Inc.	United States
The Tower Group, Inc.	United States
Tower Group Europe Ltd.	United Kingdom
The Corporate Executive Board Spain, S.L.	Spain
The Corporate Executive Board Asia PTE, LTD	Singapore